Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

CITYCENTER FINANCE CORP.

FIRST. The name of the corporation is CityCenter Finance Corp. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The aggregate number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $.01 per share (the “Common Stock”), and are to be of one class.

FIFTH. The name and mailing address of the incorporator are as follows:

Jonathan Whalen

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Dallas, TX 75201

SIXTH. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

EIGHTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by statute; and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

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THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does make and file this Certificate of Incorporation.

Dated: January 6, 2011	By:	/s/ Jonathan Whalen
Jonathan Whalen
Incorporator